Exhibit 8.1

     Unless stated otherwise, each subsidiary is wholly owned by us and does business under its name of incorporation.

Company	Jurisdiction of Incorporation

ARM, INC	United States

ARM KK	Japan

ARM Korea Limited	South Korea

ARM Limited	England and Wales

ARM QUEST Trustees Limited	England and Wales

ARM Taiwan Limited (99.9% owned)	Taiwan

Micrologic Solutions Limited*	England and Wales

Advanced RISC Machine Limited*	England and Wales

Allant Software Corporation*	United States

ARM France SAS	France

ARM Consulting (Shanghai) Co. Ltd	P.R. China

ARM Belgium NV	Belgium

* Dormant

Exhibit 8.1 - 1